Exhibit 99.1

NEWS RELEASE

Mitel Confirms Preliminary Third Quarter Fiscal 2013 Results

Revenue and Gross Margin Consistent with Previous Guidance

OTTAWA, Ontario – February 11, 2013 – Mitel® (Nasdaq: MITL; TSX: MNW), a leading provider of cloud and premises-based unified communications software solutions, today announced that for the third quarter of fiscal 2013, ended January 31, 2013, revenue will be approximately $142M, which is within the guidance range provided during the company’s second quarter fiscal 2013 earnings announcement on November 29, 2012.

The company also confirmed that preliminary gross margin is within the guidance range previously provided, and that non-GAAP operating expenses for the quarter are expected to be 42%–43% of revenue, which is favorable to previously provided guidance.

Preliminary third quarter results are being disclosed in conjunction with Mitel’s ongoing market discussions with potential lenders related to the refinancing of its existing senior secured credit facilities. Mitel routinely monitors the credit markets to evaluate the merits of refinancing its senior secured credit facilities and from time to time explores available options.

In addition, Mitel announced that Philip Keenan, Executive Vice President of Sales for North America, is leaving the company. Mitel President and CEO Richard McBee will assume responsibility for the North American sales organization on an interim basis until a permanent replacement is identified.

Preliminary and Unaudited Results

The financial results presented above are preliminary and subject to completion. Mitel’s expectations with respect to these unaudited results are based upon management estimates and information available at this time. As a result, these preliminary results may be different from the actual results that will be reflected in Mitel’s consolidated financial statements for the quarter when they are released.

This release includes references to non-GAAP financial measures. Non-GAAP measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. Investors are cautioned that non-GAAP financial measures should not be relied upon as a substitute for financial measures prepared in accordance with generally accepted accounting principles.

About Mitel

Mitel® (Nasdaq: MITL; TSX: MNW) is a global provider of unified communications and collaboration (UCC) software, solutions and services that enable organizations to conduct business anywhere, over any medium with the device of their choice. Through a single cloud-ready software stream, Mitel’s Freedom architecture provides customers in over 100 countries the flexibility and simplicity needed to support today’s dynamic work environment. For more information visit www.mitel.com.

Mitel and the Mitel logo are registered trademarks of Mitel Networks Corporation.

All other trademarks are the property of their respective owners.

MITL-F

Contact Information

Amy MacLeod (media), 613-592-2122 x71245, amy_macleod@mitel.com

Malcolm Brown (industry analysts), 613-592-2122 x71246, malcolm_brown@mitel.com

Alice Kousoum/Cynthia Hiponia (investor relations), 613-592-2122 x71997,

investorrelations@mitel.com